Exhibit 99.1

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

Omega Protein Announces Second Quarter 2013 Financial Results

HOUSTON, TX – August 6, 2013 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated producer of omega-3 fish oil and specialty protein products, today announced results for the second quarter ended June 30, 2013.

Second Quarter 2013 Highlights

●	Revenues: $41.8 million for the quarter, compared to $48.9 million in the first quarter and $47.5 million in the 2012 second quarter
●	Gross profit margin: 31.8% for the quarter, an increase from 24.7% in the first quarter and 14.4% in the 2012 second quarter
●	Net income: Net income of $4.0 million for the quarter, compared to $2.8 million in the first quarter and $2.5 million in the 2012 second quarter
●	Earnings: Earnings per diluted share of $0.19 for the quarter, compared to $0.14 in the first quarter and $0.13 in the 2012 second quarter
●	Adjusted EBITDA: $11.8 million for the quarter, compared to $10.0 million in the first quarter and $5.2 million in the 2012 second quarter
●	Growth: Announced plans to double capacity of the Company’s dairy protein business

"We are pleased with the Company’s increased earnings in the second quarter as we continued to benefit from better animal nutrition sales prices which helped drive higher revenue per ton and consolidated gross margin expansion versus the comparable period last year,” commented Bret Scholtes, Omega Protein's President and Chief Executive Officer. “While 2013 fish catch to date has been below average, we are pleased to see fish oil yields rebound sharply from last year and return to more normal year-to-date levels.”

Mr. Scholtes continued, “We believe we are still in the early stages of capitalizing on our human nutrition growth opportunities with second quarter segment revenue 47% higher than the second quarter last year. Our investments in human nutrition over the last three years provide us with more control over the manufacturing process, create avenues for organic growth, and allow us to better develop additional value-added products to expand consolidated margins in the long-term. To this point, today we announced an expansion of our dairy protein production facility, which is expected to double its capacity and expand our dairy product offerings."

Second Quarter 2013 Results

The Company's revenues decreased 15% from $48.9 million in the first quarter of 2013 to $41.8 million in the second quarter. The decrease in revenues was due to a $7.9 million decrease in animal nutrition revenues, which reflected lower sales volumes of 14% for fish meal and 66% for fish oil, partially offset by higher sales prices of 10% for fish meal and 64% for fish oil. Second quarter 2013 sales volumes were negatively impacted by normal seasonal demand and the timing of contracts. The increase in fish meal sales prices was primarily due to sales made pursuant to contracts entered into at higher prices, and the increase in fish oil sales prices reflected a significant change in product mix. Human nutrition revenues increased $0.7 million to $7.3 million in the second quarter compared to $6.6 million in the first quarter. The increase in human nutrition revenues reflects revenues from Wisconsin Specialty Protein (WSP) for a full quarter, partially offset by lower nutraceutical and tolling revenues. The composition of revenue by nutritional product line for the second quarter of 2013 was 62% fish meal, 18% fish oil, 16% specialty food and nutraceutical ingredients, and 4% fish solubles and other.

Second quarter of 2013 revenues decreased 12% from $47.5 million in the same period last year. The decrease in revenues was due to an $8.0 million decrease in animal nutrition revenues, partially offset by a $2.3 million, or 47%, increase in human nutrition revenues. The decrease in animal nutrition revenues was primarily due to a decrease in sales volume of 25% and 77% for the Company's fish meal and fish oil, respectively, partially offset by increased sales prices of 30% and 127% for the Company's fish meal and fish oil, respectively. The increase in human nutrition revenues was primarily due to the Company’s acquisition of WSP on February 27, 2013.

The Company reported gross profit of $13.3 million, or 31.8% as a percentage of revenues, for the second quarter of 2013, versus gross profit of $12.1 million, or 24.7% as a percentage of revenues, for the first quarter of 2013. The increase in gross profit as a percentage of revenues was primarily due to an increase in gross profit as a percentage of revenues from 26.6% to 33.9% in the animal nutrition segment as a result of higher fish oil and fish meal sales prices. The human nutrition segment reported gross profit as a percentage of revenues of 22.1% in the second quarter of 2013, an increase from 13.0% in the first quarter. The increase reflects the February 27, 2013 acquisition of WSP and lower transition costs related to the Company’s Chicago-area production facility.

Second quarter gross profit increased from $6.8 million, or 14.4% as a percentage of revenues, in the second quarter of 2012. The increase was primarily due to an increase in the animal nutrition segment gross profit as a percentage of revenues from 13.4% to 33.9% as a result of increased fish oil and fish meal sales prices. The human nutrition segment gross profit decreased slightly from 23.3% to 22.1%, as a percentage of revenues, in the second quarter of 2013.

Selling, general and administrative expenses for the second quarter decreased $0.4 million to $6.0 million compared to the first quarter of 2013 due primarily to reduced professional expenses related to the acquisition of WSP. Selling, general and administrative expenses increased from $5.4 million for the second quarter of 2012, primarily as a result of the acquisition of WSP.

The second quarter of 2013 effective tax rate was 34.7% compared to 33.2% in the first quarter of 2013 and 34.0% in the second quarter of 2012.

Net income for the second quarter of 2013 was $4.0 million ($0.19 per diluted share) compared to net income of $2.8 million ($0.14 per diluted share) for the first quarter of 2013 and net income of $2.5 million ($0.13 per diluted share) for the same period last year. Excluding the impact of the net gain or loss on disposal of certain assets, net income for the first quarter of 2013 would have been $3.1 million ($0.15 per diluted share), and net income for the second quarter of 2012 would have been $0.3 million ($0.01 per diluted share).

Adjusted EBITDA totaled $11.8 million for the second quarter of 2013, compared to $10.0 million for the first quarter of 2013 and $5.2 million for the same period last year.

Six Month 2013 Results

Revenues in the current period increased 2% to $90.7 million compared to revenue of $88.5 million for the six months ended June 30, 2012. The increase in revenues for 2013 was due to a $2.1 million increase in human nutrition revenues and a $0.1 million increase in animal nutrition revenues. The increase in human nutrition revenues was due primarily to the acquisition of WSP on February 27, 2013, which contributed $3.3 million of revenue for the six months ended June 30, 2013. The increase in animal nutrition revenues was primarily due to increased sales prices of 22% and 57% for the Company’s fish meal and fish oil, respectively, partially offset by decreased sales volumes of 9% and 47% for the Company's fish meal and fish oil, respectively.

The Company recorded gross profit of $25.4 million, or 28.0% as a percentage of revenues, for the first six months of 2013, versus gross profit of $15.7 million, or 17.8% as a percentage of revenues, for the first six months of 2012.  The increase in gross profit as a percentage of revenues was primarily due to the increase in sales prices.

Net income for the six months ended June 30, 2013 was $6.8 million ($0.33 per diluted share) compared to $4.3 million ($0.22 per diluted share) for the same period last year.  Excluding the impact of net gain on disposal of assets, net income for the six months ended June 30, 2012 would have been $1.8 million ($0.09 per diluted share).

Adjusted EBITDA, totaled $21.8 million for six months ended June 30, 2013, an increase from $12.4 million for the same period last year.

Balance Sheet

The Company's balance sheet remains strong, and stockholders' equity increased $12.3 million to $217.9 million as of June 30, 2013 as compared to December 31, 2012. Total debt decreased $1.6 million from December 31, 2012 to $25.7 million on June 30, 2013. The Company's June 30, 2013 cash balance decreased $34.5 million from December 31, 2012 to $21.5 million. This decrease was primarily due to the acquisition of WSP in February 2013, as well as expenditures related to 2013 fishing season, capital spending and debt payments, and was partially offset by the sale of inventory.

Conference Call

Omega Protein will host a conference call on its second quarter 2013 financial results at 8:30 a.m., Eastern Time, on Wednesday, August 7, 2013. The Company's senior management team will be available to discuss recent financial results and current business trends as well as respond to questions.

Please dial (877) 407-3982 domestically or (201) 493-6780 internationally to join the call. Interested parties may also listen to the webcast live over the Internet at www.omegaprotein.com.

A webcast replay of the conference call will be available beginning shortly after the conclusion of the call at www.omegaprotein.com and will be available for 90 days. A telephonic replay of the conference call will be available through August 21, 2013. Domestic listeners can dial (877) 870-5177, and international listeners may dial (858) 384-5517. The replay access code is 417268.

About Omega Protein

Omega Protein Corporation (NYSE:OME) is a century old nutritional company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of functional foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined omega-3 rich fish oil, specialty proteins and nutraceuticals.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like "may," "may not," "believes," "do not believe," "expects," "do not expect," "anticipates," "do not anticipate," "see," "do not see," "should," or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company's ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company's operations or the sale of the Company's products; (3) the impact of worldwide supply and demand relationships on prices for the Company's products; (4) the Company's expectations regarding demand and pricing for its products proving to be incorrect; (5) fluctuations in the Company's quarterly operating results due to the seasonality of the Company's business and its deferral of inventory sales based on worldwide prices for competing products; (6) the long-term effect of the Deepwater Horizon oil spill on the Company's business, operations and fish catch; (7) the business, operations, potential or prospects for the Company's subsidiaries, Cyvex Nutrition, Inc., InCon Processing, LLC, Wisconsin Specialty Protein, LLC, the dietary supplement market or the human health and wellness segment generally; (8) the cost of compliance with existing and future government regulations and (9) the impact of the Company’s settlement with the U.S Attorney’s Office on the Company's operations and financial results. Other factors are described in further detail in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$21,458	$55,998
Receivables, net	21,186	17,267
Inventories	83,344	66,659
Deferred tax asset, net	298	1,165
Prepaid expenses and other current assets	4,844	3,430
Total current assets	131,130	144,519

Other assets, net	4,300	10,789
Property, plant and equipment, net	144,762	127,640
Goodwill	19,128	7,986
Other intangible assets, net	9,005	4,362
Total assets	$308,325	$295,296

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$3,025	$3,058
Current portion of capital lease obligation	121	268
Accounts payable	3,435	3,000
Accrued liabilities	29,083	31,741
Total current liabilities	35,664	38,067

Long-term debt, net of current maturities	22,706	24,242
Capital lease obligation, net of current portion	4,884	—
Deferred tax liability, net	16,279	15,794
Pension liabilities, net	9,078	9,826
Other long-term liabilities	1,794	1,764
Total liabilities	90,405	89,693

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 20,595,610 and 19,883,940 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	201	195
Capital in excess of par value	134,120	129,040
Retained earnings	93,127	86,292
Accumulated other comprehensive loss	(9,528)	(9,924)
Total stockholders’ equity	217,920	205,603
Total liabilities and stockholders’ equity	$308,325	$295,296

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues	$41,777	$47,448	$90,700	$88,536
Cost of sales	28,494	40,601	65,320	72,797
Gross profit	13,283	6,847	25,380	15,739

Selling, general, and administrative expense	6,030	5,443	12,473	10,728
Research and development expense	565	518	1,120	1,119
Charges related to U.S. Attorney investigation	—	70	—	303
Loss (gain) on disposal of assets	(2)	(3,385)	374	(3,782)
Operating income	6,690	4,201	11,413	7,371
Interest income	2	3	10	10
Interest expense	(481)	(301)	(873)	(697)
Other expense, net	(98)	(102)	(181)	(188)
Income before income taxes	6,113	3,801	10,369	6,496

Provision for income taxes	2,123	1,291	3,534	2,156
Net income	3,990	2,510	6,835	4,340

Other comprehensive income (loss):
Energy swap adjustment, net of tax benefit of $195, $556, $56 and $162, respectively	(363)	(1,031)	(106)	(300)
Pension benefits adjustment, net of tax expense of $135, $132, $270 and $265, respectively	251	245	502	492
Comprehensive income	$3,878	$1,724	$7,231	$4,532

Basic earnings per share	$0.20	$0.13	$0.34	$0.22

Weighted average common shares outstanding	20,225	19,613	20,061	19,604

Diluted earnings per share	$0.19	$0.13	$0.33	$0.22

Weighted average common shares and potential common share equivalents outstanding	21,027	20,019	20,837	20,049

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$6,835	$4,340
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,253	8,798
Loss (gain) on disposal of assets	374	(3,782)
Provisions for losses on receivables	24	24
Share based compensation	891	1,796
Deferred income taxes	1,409	1,531
Changes in assets and liabilities:
Receivables	(2,671)	(12,819)
Inventories	(15,763)	(18,653)
Prepaid expenses and other current assets	(1,515)	(5,497)
Other assets	5,874	(3,652)
Accounts payable	(301)	(354)
Accrued liabilities	(2,873)	11,349
Pension liability, net	(246)	(511)
Other long term liabilities	30	62
Net cash provided by (used in) operating activities	2,321	(17,368)
Cash flows from investing activities:
Proceeds from disposition of assets	161	5,811
Acquisition of InCon, purchase price adjustment	—	181
Acquisition of Wisconsin Specialty Protein, net of cash acquired	(26,779)	—
Capital expenditures	(12,560)	(16,510)
Net cash used in investing activities	(39,178)	(10,518)
Cash flows from financing activities:
Principal payments of long-term debt	(1,569)	(1,469)
Principal payments of capital lease obligation	(309)	(243)
Debt issuance costs	—	(389)
Proceeds from stock options exercised	3,048	437
Excess tax benefit of stock options exercised	1,147	34
Net cash provided by (used in) financing activities	2,317	(1,630)
Net decrease in cash and cash equivalents	(34,540)	(29,516)
Cash and cash equivalents at beginning of year	55,998	51,391
Cash and cash equivalents at end of period	$21,458	$21,875

The tables below present information about reported segments for the three months ended June 30, 2013 and 2012 (in thousands).

June 30, 2013	Animal Nutrition	Human Nutrition(1)	Unallocated	Total
Revenue (2)	$34,453	$7,324	$—	$41,777
Cost of sales	22,786	5,708	—	28,494
Gross profit	11,667	1,616	—	13,283
Selling, general and administrative expenses (including research and development)	662	1,861	4,072	6,595
Other (gains) and losses	(2)	—	—	(2)
Operating income	$11,007	$(245)	$(4,072)	$6,690
Depreciation and amortization	$4,472	$632	$172	$5,276
Identifiable assets	$248,656	$58,125	$1,544	$308,325
Capital expenditures	$5,741	$324	$119	$6,184

(1) Includes revenues and related expenses for WSP.

(2) Excludes revenue from internal customers of $0.4 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

June 30, 2012	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (3)	$42,467	$4,981	$—	$47,448
Cost of sales	36,782	3,819	—	40,601
Gross profit	5,685	1,162	—	6,847
Selling, general and administrative expenses (including research and development)	556	927	4,478	5,961
Charges related to U.S. Attorney investigation	70	—	—	70
Other (gains) and losses	(3,385)	—	—	(3,385)
Operating income	$8,444	$235	$(4,478)	$4,201
Depreciation and amortization	$4,018	$319	$134	$4,471
Identifiable assets	$263,276	$27,690	$1,786	$292,752
Capital expenditures	$7,260	$685	$249	$8,194

(3) Excludes revenue from internal customers of $0.2 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

The tables below present information about reported segments for the six months ended June 30, 2013 and 2012 (in thousands).

June 30, 2013	Animal Nutrition	Human Nutrition(1)	Unallocated	Total
Revenue (2)	$76,790	$13,910	$—	$90,700
Cost of sales	53,880	11,440	—	65,320
Gross profit	22,910	2,470	—	25,380
Selling, general and administrative expenses (including research and development)	1,290	3,157	9,146	13,593
Other (gains) and losses	374	—	—	374
Operating income	$21,246	$(687)	$(9,146)	$11,413
Depreciation and amortization	$8,821	$1,070	$362	$10,253
Identifiable assets	$248,656	$58,125	$1,544	$308,325
Capital expenditures	$11,709	$613	$238	$12,560

(1) Includes revenues and related expenses for WSP from February 27, 2013 through June 30, 2013.

(2) Excludes revenue from internal customers of $1.0 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

June 30, 2012	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (3)	$76,706	$11,830	$—	$88,536
Cost of sales	63,880	8,917	—	72,797
Gross profit	12,826	2,913	—	15,739
Selling, general and administrative expenses (including research and development)	1,278	1,921	8,648	11,847
Charges related to U.S. Attorney investigation	303	—	—	303
Other (gains) and losses	(3,782)	—	—	(3,782)
Operating income	$15,027	$992	$(8,648)	$7,371
Depreciation and amortization	$7,883	$638	$277	$8,798
Identifiable assets	$263,276	$27,690	$1,786	$292,752
Capital expenditures	$14,895	$1,326	$289	$16,510

(3) Excludes revenue from internal customers of $0.5 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

Adjusted EBITDA to Net Income (Loss) Reconciliation

The following table provides a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012:

	Three Months Ended (in thousands)
	June 30, 2013	March 31, 2013	June 30, 2012
Net Income	$3,990	$2,845	$2,510
Reconciling items:
Interest expense	451	361	270
Income tax provision	2,123	1,411	1,291
Depreciation and amortization	5,276	4,977	4,471
Charges related to U.S. Attorney investigation	—	—	70
Net gain or loss on disposal of assets	(2)	376	(3,385)
Adjusted EBITDA	$11,838	$9,970	$5,227

	Six Months Ended (in thousands)
	June 30, 2013	June 30, 2012
Net Income	$6,835	$4,340
Reconciling items:
Interest expense	812	624
Income tax provision	3,534	2,156
Depreciation and amortization	10,253	8,798
Charges related to U.S. Attorney investigation	—	303
Net gain or loss on disposal of assets	374	(3,782)
Adjusted EBITDA	$21,808	$12,439

Adjusted EBITDA represents net income (loss) before interest expense, income tax, depreciation and amortization, charges related to U.S. Attorney investigation and net (gain) loss on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a company's operating performance. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income (loss) as defined by GAAP and such information should not be considered as an alternative to net income (loss), cash flow from operations or any other measure of performance prescribed by GAAP in the United States.